Exhibit 99.1

FOR IMMEDIATE RELEASE

Global eXchange Services Announces Restructuring

GAITHERSBURG, Md.—January 7, 2004 — Global eXchange Services, Inc, a leading worldwide provider of supply chain-focused B2B software, services and solutions, today announced a restructuring that will streamline operations while reducing operating costs and staff. The effort will enable the company to focus on its growing portfolio of Internet-based logistics, visibility, analytics and data synchronization offerings while continuing to benefit from its strengths in global transaction delivery and consulting services.

The restructuring involves the reduction of approximately 5 percent of Global eXchange Services’ 1500 employees worldwide, a similar percentage reduction in contractors, and an approximately 30 percent reduction in utilized office space at the company’s Gaithersburg, Maryland headquarters. The restructuring and related charges of approximately $20 million will be taken against results for the fourth quarter of 2003. These charges will consist of severance and related costs and costs associated with the closing of facility space. The estimated amount of the charge to be recorded is net of amounts the company expects to receive from subleasing vacated space at its headquarters.

“We’re committed to applying our resources to capitalize upon the most compelling challenges our customers and prospects face throughout their extended supply chains,” said Global eXchange Services President and CEO Gary Greenfield. “That requires making some difficult but necessary changes to ensure that we operate with maximum efficiency while continuing to deliver high quality products and services.”

About Global eXchange Services
Global eXchange Services, Inc. operates one of the largest B2B e-commerce networks in the world, managing 1 billion transactions annually for more than 100,000 trading partners. With more than 35 years experience, Global eXchange Services provides supply chain services and software to 60 percent of FORTUNE 500 companies. Global eXchange Services is headquartered in Gaithersburg, MD and is a subsidiary of GXS Corporation. Call (800) 560-4347 or visit our Web site at www.gxs.com.

All products and services mentioned are trademarks of their respective companies.

Caution Concerning Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. These factors include technological developments, customer demand, trading partner participation and network availability and the ability of the Company to sublease space at its headquarters.

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Contacts:

Media/Market Research Analysts:	Financial:
Steve Mank	John Duvall
Global eXchange Services, Inc.	Global eXchange Services, Inc.
(301) 340-5985	(301) 340-4727
Smank@gxs.com	john.duvall@gxs.com